Exhibit 10.92

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (this "Agreement") is made and entered into as of this 9th day of January, 1997, by and between Hungarian Telephone and Cable Corp., a corporation organized under the laws of the State of Delaware, United States of America (the "Company") and Richard P. Halka ("Executive").

                                    RECITALS:

         A. The Company and Executive are parties to that certain Employment Agreement, dated December 19, 1995 ("1995 Agreement").

         B. On July 26, 1996, Executive's position with the Company was changed from that of Assistant Controller to that of Controller, thereby significantly increasing Executive's duties and responsibilities.

         C. The parties desire to amend and restate the 1995 Agreement to set forth the terms and conditions under which Executive shall continue to serve in the above-stated capacity of Controller of the Company.

         NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, it is agreed as follows:

         1. Employment and Duties. The Company agrees to employ Executive and Executive accepts the employment, subject to the terms and conditions herein, to serve as Controller of the Company. Executive shall report and be responsible solely to the President and Chief Executive Officer of the Company. Executive's duties and responsibilities shall include the duties and responsibilities as set forth in the Company's bylaws from time to time in effect and such other duties and responsibilities as the President and Chief Executive Officer may from time to time reasonably assign Executive, in all cases consistent with Executive's position. Executive shall perform faithfully the executive duties assigned to him to the best of his ability.

         2. Place of Employment. Executive shall be employed at the Company's offices located at Kiralyhago u.2, Budapest, Hungary.

         3. Term. The term of employment under this Agreement shall continue through December 31, 1999, unless earlier terminated in accordance with the terms of this Agreement (the "Employment Period").

         4. Effective Date. The effective date of this Agreement is July 26, 1996, the date on which Executive was elected Controller by the Board of Directors of the Company (the "Board").

         5. Annual Salary. Executive will receive an annual base salary of One Hundred Forty Thousand Dollars ($140,000), payable in equal monthly installments on the last day of each month. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required by law to deduct or withhold therefrom. The Compensation and Stock Option Committee of the Board (the "Compensation Committee") shall annually review Executive's base salary in light of the performance of Executive and, if it finds Executive's performance to be satisfactory, the Compensation Committee shall increase such base salary by an amount it determines to be appropriate, but in no event shall such increase be less than the annual change in the United States Consumer Price Index for the most recently reported twelve (12) month period.

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         6. Share Award. In  consideration  of the Executive's (i) past services to the Company and (ii) delivery of the aggregate par value therefor, the Company hereby sells and assigns Executive five thousand (5,000) shares (the "Shares") of the Company's common stock, par value $.001, ("Common Stock"), which will be registered with the United States Securities and Exchange Commission (the "Commission") on Form S-8. Executive's rights to the Shares will vest and certificates evidencing ownership of the Shares will be released according to the following schedule, provided that if Executive has not maintained continuous service with the Company from the date hereof until the related vesting date (other than in circumstances set forth in Paragraphs 17(b) and (c)) all as yet unvested Shares shall be forfeited and cancelled, so no certificate(s) therefor shall be released to the Executive:

                  Release Date            Shares released

                  October 10, 1997        5,000

Prior to the scheduled release date of any installment of Shares, such unreleased Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by Executive. Executive hereby grants the Company an option to purchase such number of Shares released to Executive as shall be sufficient to allow Executive to pay taxes due on the released Shares, provided such purchase by the Company does not violate the Company's certificate of incorporation, its bylaws or the Delaware General Corporation Law.

         7. Annual Stock Options. Executive shall be entitled to receive an award of options to purchase a target of fifteen thousand (15,000) shares of Common Stock annually (the "Options") starting in 1997.

         For the years 1997 through 1999, Executive will be entitled to participate in the Company's 1992 Incentive Stock Option Plan, as amended (the "ISO Plan"). Under the ISO Plan, Executive shall be entitled to receive an award of options to purchase a target of fifteen thousand (15,000) shares of Common Stock annually on terms to be established by the Compensation Committee. The Compensation Committee shall establish such terms, including exercise price, by March 31st of the year following the year in which such Options are attributable. In any given year, Executive may receive an award that is less than, equal to, or greater than the target award, depending upon the Company's performance measured against annual financial targets agreed to by and between Executive and the Compensation Committee.

         8. Annual Housing Allowance. Executive will receive an annual housing allowance (the "Housing Allowance") of Thirty-Six Thousand Dollars ($36,000), payable in equal monthly installments. The Compensation Committee shall review the amount of the Housing Allowance on an annual basis, and may increase the amount based on cost of living increases, if applicable.

         9. Insurance. The Company will provide Executive, his spouse and his minor dependents with health insurance coverage under a fully comprehensive international scheme.

         10. Automobile. The Company will provide Executive with an automobile to be leased or purchased and maintained by the Company.

         11. Annual Leave. Executive will be entitled to thirty (30) days annual paid vacation and a home leave allowance of Five Thousand Dollars ($5,000).

         12. Hungarian Taxes. The Company will reimburse Executive for all Hungarian taxes, work permits, or other governmental assessments that relate to his employment by the Company.

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         13.  Covenant Not to Compete.  Executive  hereby agrees that during the term of this Agreement, he will not, either through any kind of ownership (other than ownership of securities of a publicly held corporation of which Executive owns less than five percent (5%) of any class of outstanding securities), or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner, or in any individual or representative capacity whatever, either for his own benefit or for the benefit of any other person, firm, or corporation, without the prior written consent of a duly authorized officer of the Company, compete with the Company by engaging in any act, including, but not limited to, any of the following: (a) canvass, solicit, accept, or perform any type of work performed by the Company for any "customer" (as hereinafter defined) of the Company; (b) develop, design, market any services that may be sold by the Company during the term of this Agreement; (c) request or advise any firm to withdraw, curtail, or cancel its business with the Company; (d) give or attempt to give any person, partnership, or corporation the right to solicit or canvass any customer for the performance of services provided by the Company; and (e) induce or attempt to influence any employee of the Company or any employee of any customer to terminate his employment with the view toward competing with the Company or any customer. As used herein, the term "customer" includes any of the Company customers at any time during the term of this Agreement.

         14.      Confidential Information.

                  (a) Nondisclosure. Executive expressly covenants and agrees that he will not during the term of this Agreement or at any time after the termination hereof, irrespective of the time, manner, or cause of termination, reveal, divulge, disclose, or communicate to any person, firm, or corporation, other than authorized officers, directors, and employees of the Company, in any manner whatsoever, any "confidential information" (as hereinafter defined) of the Company that would be inconsistent with the position held by Executive or the duties being performed by Executive at the direction of the Company.

                 (b) Return of Confidential Information and Other Property. Upon termination of this Agreement, Executive will surrender to the Company all confidential information including, without limitation, all lists, charts, schedules, reports, financial statements, books and records, and all copies thereof, of the Company and all other property belonging to the Company whatsoever. As used herein, "confidential information" means information disclosed to or known by Executive as a consequence of or through his employment for the Company, not generally known in the business in which the Company is or may become engaged, about the Company, its business, products and processes.

         15. Breach of Covenant Not to Compete and Confidentiality Provision. Executive agrees that a substantial violation on his part of any covenant contained in Paragraphs 13 and 14 above will cause such damage to the Company as will be irreparable and for that reason, Executive further agrees that the Company shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenants by Executive, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have, including, specifically, recovery of liquidated and additional damages. Executive expressly acknowledges and agrees that the respective covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope of time is determined by a court or competent jurisdiction to be required.

         16. Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for any of its other executive officers.

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         17.      Termination.

                  (a) Reasons for Termination.  The employment of Executive with the Company shall terminate automatically upon Executive's death and may be terminated by written notice (i) by the Company, upon Executive's disability which renders him unable to perform his usual and customary duties for a period of 180 consecutive days; (ii) by the Company, with or without "cause" (as hereinafter defined); (iii) by Executive, if he suffers a demotion or a lower status with the Company other than for cause; or (iv) by Executive, in the event of a "change in control" (as hereinafter defined), whether or not Executive suffers a demotion or a lower status with the Company. For purposes of this Agreement, "cause" shall mean (i) a failure by Executive to substantially perform Executive's reasonable and legal duties and as defined by goals established by the Board and agreed to by Executive, other than a failure resulting from Executive's complete or partial incapacity due to physical or mental illness or impairment, (ii)a willful act by Executive that constitutes gross misconduct and that is injurious to the Company, (iii) a willful breach by Executive of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest. For purposes of this Agreement, a "change of control" shall be deemed to have occurred if (1) any "person" (as such term is used in Sections 13(d) and 14(d)of the U.S. Securities and Exchange Act (the "Exchange Act")), other than Citizens Utilities Company or its affiliates (together, "Citizens"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power (with respect to the election of directors) of the Company's then outstanding securities; (2) at any time after the execution of this Agreement, a majority of the Board shall be replaced, over a two-year period, from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by either two-thirds (2/3) of the Board as constituted at the beginning of such period or Citizens; (3) the consummation of a merger or consolidation of the Company with or into any other corporation (other than Citizens), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (4) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company's business or assets.

                  (b) Termination Benefits. If Executive's employment is terminated prior to the expiration of the term of this Agreement, for any reason noted above (other than for "cause"), Executive will be entitled to receive the following benefits as severance (the "Severance Benefits"):

                           (i) a lump sum payment equal to nine (9) months' salary and nine (9) months' Housing Allowance at Executive's then-current annual salary and Housing Allowance levels;

                           (ii) payment of any salary, expenses, allowances and benefits accrued by Executive up to the date of the termination;

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                           (iii)  the  immediate  vesting  and  release  of  any
                           unvested unreleased portion of the shares of Common Stock granted hereunder, without restriction; and

                           (iv) a pro-rata share of stock options, if any, that are awardable under any incentive stock option plan (in addition to the ISO Plan) established by the Company.

                  (c) Benefits in the Event of Executive's Death. Except as set forth below, if Executive's employment terminates automatically in the event of Executive's death, Executive's estate will be entitled to receive the Severance Benefits. The Company may, at its option, maintain a life insurance policy for Executive in an amount deemed to be appropriate by the Board and designating Executive's estate as the beneficiary. If the Company elects to maintain such life insurance and the policy amount equals or exceeds the value of the Severance Benefits (as determined by the Board), Executive's estate shall only be entitled to receive the proceeds of the insurance policy. If the policy amount is less than the value of the Severance Benefits, the Company shall pay to Executive's estate an amount equal to the difference between the value of the Severance Benefits and the amount to which the estate would be entitled under the insurance policy. The Company shall determine the value of the Severance Benefits as soon as practicable after Executive's death but in no event later than thirty (30) days thereafter.

                  (d) Date of Termination;  Provision of Severance Benefits. The
         date of termination of Executive's employment by the Company under this Paragraph 17 shall be one (1) month after receipt by Executive of written notice of termination, provided, however, that if the termination is for cause the date of termination shall be the date specified in the notice of termination or if no date is specified then the date on which such notice is received by the Executive. The date of termination by Executive under this Paragraph 17 shall be one (1) month after receipt by the Company of written notice of termination. All benefits to which Executive is entitled under subparagraph (b) hereof shall be provided on the date of termination. In the case of automatic termination in the event of Executive's death, the benefits shall be provided no later than thirty (30) days from the date of Executive's death.

         18.      Miscellaneous.

                  (a) Rights Under Plans and Programs. Notwithstanding anything in this Agreement to the contrary no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which Executive may be entitled under any agreement, plan, arrangement, or program providing benefits for Executive.

                  (b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

                  (c) Notices. Any notice or request to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or

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         certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

                             If to the Company, to:

                           Hungarian Telephone and Cable Corp.
                           100 First Stamford Place, Suite 204
                           Stamford, CT 06902
                           Facsimile No.: 203/348-9128
                              Attn: General Counsel

                            with a required copy to:

                          Fleischman and Walsh, L.L.P.
                          1400 Sixteenth Street, N.W.
                          Washington, D.C. 20036
                          Facsimile No.: 202/745-0916
                             Attn: Jeffry L. Hardin

                           If to Executive, to:

                          the address or facsimile number
                          for Executive as set forth
                          in the Company's records

                            with a required copy to:

                          Covington and Burling
                          1201 Pennsylvania Ave., N.W.
                          Washington, D.C. 20044
                          Facsimile No.: 202/622-6291
                             Attn: Paul Berman, Esq.

                  (d) Governing Law; Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of New York for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of New York, agrees to appoint an agent in the State of New York as such party's agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of New York, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the courts of the State of New York, and (iv) waives, and agrees not to plead or to make, any claim that any such

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         proceeding  brought  in any  court  of the  State  of New York has been brought in an improper or otherwise inconvenient forum.

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

                  (f) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  (g) Assignment. Neither this Agreement, nor the rights and obligations hereunder, may be assigned by either party without the prior written consent of the other party.

                  (h) Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  (i) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  (j) Extension; Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  (k) Severability. The provisions of this Agreement are severable and, if any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such provision (in any other jurisdiction) and the other provisions hereof (in any jurisdiction) shall not be rendered otherwise invalid or unenforceable and such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                      HUNGARIAN TELEPHONE AND CABLE CORP.


                                      By: /s/ James G. Morrison
                                          James G. Morrison
                                          President and Chief Executive Officer


                                      RICHARD P. HALKA


                                          /s/ Richard P. Halka

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